Exhibit 5.2


                          October 31, 2001



Sovereign Bancorp, Inc.
Sovereign Capital Trust III
Sovereign Capital Trust IV
c/o Sovereign Bancorp, Inc.
2000 Market Street
Philadelphia, Pennsylvania  19103

     Re:  Sovereign Capital Trust III and Sovereign Capital
          Trust IV

Ladies and Gentlemen:

     We have acted as special Delaware counsel for Sovereign Bancorp, Inc., a Pennsylvania Corporation (the "Company"), Sovereign Capital Trust III, a Delaware business trust
("Trust III"), and Sovereign Capital Trust IV, a Delaware business trust ("Trust IV") (Trust III and Trust IV are hereinafter collectively referred to as the "Trusts" and sometimes hereinafter individually referred to as a "Trust"), in connection with the registration of preferred securities (each, a "Preferred Security" and collectively, the "Preferred Securities") with an aggregate initial public offering price of up to $1,000,000,000, by the Trusts, covered by the Trusts' Registration Statement on Form S-3 (No. 333-71568-01 and 333-71568-02) (together with any pre-effective amendments thereto, the "Registration Statement").

     For purposes of giving the opinions hereinafter set forth, we have reviewed:

     (1) the Certificate of Trust of Trust III, as filed with the Secretary of State of the State of Delaware (the
          "Secretary of State") on September 10, 1999;

     (2) the Certificate of Trust of Trust IV, as filed with the Secretary of State on September 10, 1999;

     (3) the Declaration of Trust of Trust III, dated as of September 8, 1999 among the Company and the trustees of Trust III named therein;

     (4) the Declaration of Trust of Trust IV, dated as of September 8, 1999 among the Company and the trustees of Trust IV named therein;

     (5)  the Registration Statement;

     (6) a form of Amended and Restated Declaration of Trust for each of the Trusts, to be entered into between the Company, and the trustees of the Trust named therein (including Annex I and Exhibits A-1 and A-2 thereto) (collectively, the "Declarations" and individually, a "Declaration"), to be filed as exhibits to the Registration Statement; and

     (7) a Certificate of Good Standing for each of the Trusts, dated October 29, 2001, obtained from the Secretary of State.

     The documents listed above are hereinafter collectively referred to as the Documents. Initially capitalized terms used herein and not otherwise defined are used as defined in the Declarations.

                           _____________

     Based upon our review of the Documents, and subject to the limitations, qualifications, exceptions and assumptions stated hereafter, it is our opinion that:

     1. Each of the Trusts has been duly created and is validly existing in good standing as a business trust under the Delaware
Business Trust Act, 12 Del. C. sec. 3801 et seq.

     2. The Preferred Securities of each Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the applicable Trust.

     3. The Preferred Security Holders, as beneficial owners of the applicable Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in each Declaration.

                           _____________

     For purposes of this opinion, we have not reviewed any documents other than the Documents. In particular, we have not reviewed any document (other than the Documents) that is referred to in or incorporated by reference into the Documents. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

     With respect to all documents reviewed by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

     For purposes of this opinion, we have assumed (i) that each of the Declarations will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the applicable Trust, and that the Declarations and the Certificates of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 above, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trusts and any Person who purchases such Preferred Security from the Company (collectively, the "Preferred Security Holders") of a Preferred Security Certificate for such Preferred Security and the payment for such Preferred Security, in accordance with the Declarations and the Registration Statement, and (vii) that the Preferred Securities are authenticated, issued and sold to the Preferred Security Holders in accordance with the Declarations and the Registration Statement.

     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are provided only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect. We assume no obligation to update or supplement our opinions set forth herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name under the heading "Legal Matters" in the related Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                    STEVENS & LEE

                                    /s/ Stevens & Lee